EXHIBIT 10.1

HOME PROPERTIES, INC.

NONQUALIFIED VOLUNTARY DEFERRED COMPENSATION PLAN

Article 1

Purpose and Term

1.1 Purpose. The purpose of the Plan is to provide certain members of management and highly compensated employees of the Company with an opportunity to elect to defer the receipt of a portion of their Eligible Compensation.

1.2 Effective Date. The Plan was approved by the Committee on November 1, 2011, and by the Board on November 2, 2011. Deferrals of Eligible Compensation are permitted beginning with Eligible Compensation earned on or after January 1, 2012.

Article 2

Definitions

2.1 “Account” means a booking account established by the Company to reflect a Participant’s benefits under the Plan, and as applicable, means a Deferral Account or a Company Contribution Account.

2.2 “Affiliate” means any person other than Home Properties with whom Home Properties would be considered a single employer under Sections 414(b) or 414(c) of the Code; provided, however, that for determining whether a Separation from Service has occurred, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such Code Sections.

2.3 “Applicable Guidance” means Section 409A of the Code, the Treasury Regulations promulgated thereunder and other applicable guidance issued by the Treasury Department or the Internal Revenue Service with respect thereto.

2.4 “Base Salary” means the annual base cash compensation relating to services performed by a Participant during any Plan Year. Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to any plan of the Company.

2.5 “Beneficiary” means, with respect to a Participant, the person or persons designated in accordance with the provisions of Article 9 as a beneficiary of such Participant hereunder.

2.6 “Board” means the Board of Directors of Home Properties.

2.7 “Change of Control” means a change that is a change in the ownership, a change in the effective control or a change in the ownership of a substantial portion of the assets of Home Properties, each as defined in the Applicable Guidance, provided that such change also satisfies one of the following:

(a) a change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended;

(b) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of such Act) is or becomes the beneficial owner, directly or indirectly, of securities of Home Properties representing 30% or more of the combined voting power of Home Properties’s then outstanding securities; or

(c) during any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by Home Properties’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

2.8 “Code” means the Internal Revenue Code of 1986, as amended.

2.9 “Committee” shall mean the Compensation Committee or such other committee appointed from time to time by the Board to administer the Plan. The Committee shall at all times serve at the pleasure of the Board and the Board may, in its sole and absolute discretion, reconstitute the Committee or supervise, advise or direct the activities of the Committee. If at any time the Board has not appointed or has abolished the Committee, the Board shall act as the Committee. A reference herein to the Committee with respect to a right or duty of the Committee shall be deemed to include any person to whom such right or duty of the Committee has been delegated pursuant to Section 10.2.

2.10 “Company” means Home Properties and its Affiliates, collectively.

2.11 “Company Contribution” is defined in Section 5.1.

2.12 “Company Contribution Account” means the bookkeeping account established by the Company pursuant to Section 5.2.

2.13 “Deferral Account” means the bookkeeping account established by the Company pursuant to Section 4.6.

2.14 “Deferral Election” means an election by an Eligible Employee for a Plan Year pursuant to Section 4.1 or 4.9.

2.15 “Designation Date” means the date or dates as of which a designation of investment directions by a Participant pursuant to Section 6.1, or any change in a prior designation of investment directions by a Participant pursuant to Section 6.1, shall become effective. The Designation Date in any Plan Year shall be determined by the Committee;

provided, however, that each trading day of the New York Stock Exchange shall be available as a Designation Date unless the Committee selects different Designation Dates.

2.16 “Disability” means a condition of a Participant whereby he or she either: (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of Home Properties. The Committee will determine whether a Participant has incurred a Disability based on its own good faith determination and may require a Participant to submit to reasonable physical and mental examinations for this purpose. A Participant will also be deemed to have incurred a Disability if he or she is determined to be totally disabled by the Social Security Administration or in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the requirements of Section 1.409A-3(i)(4) of the Treasury Regulations and the Applicable Guidance.

2.17 “Effective Date” means January 1, 2012.

2.18 “Eligible Compensation” means a Participant’s Base Salary for the Plan Year.

2.19 “Eligible Employee” means an individual who is a member of a select group of management or highly compensated employees of the Company.

2.20 “Entry Date” means, with respect to a Participant, the first January 1, April 1, July 1 or October 1 following or coinciding with the date on which the individual first becomes an Eligible Employee. Notwithstanding the foregoing, for any individual who first becomes an Eligible Employee on or before the Effective Date, his or her Entry Date shall be January 1, 2012.

2.21 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.22 “Home Properties” means Home Properties, Inc., a Maryland corporation, and its successors and assigns.

2.23 “Investment Agent” means the person appointed by the Committee to invest the Accounts of Participants, or if no person is so appointed, the Committee itself.

2.24 “Participant” means any Eligible Employee or former Eligible Employee who has a balance in his or her Accounts.

2.25 “Payment Event” means, with respect to the Deferral Account for a given Plan Year, the permissible dates or events for the payment of that Deferral Account pursuant to Section 4.4.

2.26 “Plan” means this Home Properties Nonqualified Voluntary Deferred Compensation Plan, as amended from time to time.

2.27 “Plan Year” means the 12-month period beginning on January 1 of each calendar year and ending on December 31 of such calendar year. The first Plan Year shall be January 1, 2012 to December 31, 2012.

2.28 “Separation from Service” means a Participant’s termination of employment with the Company, whether voluntary or involuntary, within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Applicable Guidance.

2.29 “Treasury Regulations” means the tax regulations, including temporary and proposed regulations, promulgated under the Code.

Article 3

Eligibility and Participation

3.1 Eligible Employees. Participation in the Plan shall be limited to designated Eligible Employees. For each Plan Year, the Committee may select from the Eligible Employees, in its sole discretion, the employees who shall be eligible to become Participants with respect to that Plan Year. The Committee may make separate selections with respect to eligibility for Deferral Elections and Company Contributions. The Committee’s selection of an employee to make a Deferral Election with respect to a particular Plan Year will not entitle that employee to make a Deferral Election with respect to any subsequent Plan Year, unless the employee is selected by the Committee to make a Deferral Election with respect to such subsequent Plan Year. The allocation of a Company Contribution to a Participant shall not entitle that employee to future Company Contributions, unless the employee is again selected by the Committee to receive a Company Contribution with respect to such subsequent Plan Year. Unless the Committee provides otherwise, the Eligible Employees shall be each employee of the Company who is a “highly compensated employee” as that term is defined in Section 414(q) of the Code.

3.2 Requirements. Every Eligible Employee designated by the Committee shall become a Participant for purposes of Deferral Elections on the first Entry Date occurring on or after the date on which he or she is designated as a Participant. No employee shall become a Participant, however, if he or she is not an Eligible Employee on the date that his or her participation is to begin. Participation in the Plan is voluntary. In order to begin participation in the Deferral Election portion of the Plan, an Eligible Employee must make a Deferral Election in accordance with Section 4.1 or 4.9. Notwithstanding the foregoing, an Eligible Employee shall become a Participant in the Company Contribution portion of the Plan no later than the date on which a Company Contribution is allocated to a Company Contribution Account for the benefit of such Eligible Employee.

Article 4

Compensation Deferrals

4.1 Deferral Election. A Participant for a Plan Year may make a Deferral Election with respect to his or her Eligible Compensation for that Plan Year. Deferral Elections shall be made in accordance with the rules established by the Committee. A Deferral Election with respect to Eligible Compensation must be made no later than the date required by Section 4.2, or such earlier deadline established by the Committee. A Deferral Election for a Plan Year shall specify:

(a) subject to Sections 2.18 and 4.3, the amount or percentage of Eligible Compensation that the Participant wishes to defer for that Plan Year;

(b) subject to Section 4.4, the Payment Event for the Deferral Account for that Plan Year;

(c) whether the Deferral Account for that Plan Year will be distributed in a lump sum, or two to 10 installments; and

(d) such other information as may be required by the Committee.

A Participant’s Deferral Election for a Plan Year shall only apply to the Plan Year to which it relates. If the Participant is an Eligible Employee for a subsequent Plan Year and wishes to make a Deferral Election for that Plan Year, the Participant must make a separate Deferral Election for that subsequent Plan Year.

4.2 Limitations on Time of Deferral Election.

(a) Except as otherwise permitted by the Applicable Guidance, a Deferral Election with respect to Eligible Compensation earned during a given Plan Year must be irrevocably made on or before December 31st (or such earlier date designated by the Committee) of the calendar year immediately preceding the Plan Year in which the Eligible Compensation is earned and to which the Deferral Election applies.

(b) Notwithstanding the foregoing, a newly eligible Participant may make an initial Deferral Election within 30 days of the date that the Participant first becomes eligible to participate in the Plan, however, deferrals pursuant to such an interim Deferral Election may be made only with respect to Base Salary earned after the Participant’s Deferral Election becomes irrevocable. This initial eligibility rule shall not apply if the Participant is, or ever has been, eligible to participate in another deferred compensation plan sponsored by the Company that is an “account balance plan” under the plan aggregation rules of the Applicable Guidance.

4.3 Minimum and Maximum Deferrals. The Committee may from time to time designate for a given Plan Year a minimum or maximum deferral amount or percentage of Eligible Compensation applicable with respect to that Plan Year. Unless the Committee designates otherwise for a Plan Year, the minimum deferral of Eligible Compensation shall be a deferral of 1% of each payment of Base Salary, and the maximum deferral of Eligible Compensation shall be 50% of each payment of Base Salary.

4.4 Payment Event. The Committee may from time to time designate for a given Plan Year the permissible Payment Events applicable with respect to the Deferral Accounts for that Plan Year. Unless the Committee designates otherwise for a given Plan Year, a Payment Event may be either: (a) the first day of a calendar quarter on the third, fifth or tenth Plan Year following the Plan Year to which the Deferral Election applies; or (b) the six-month anniversary of the Participant’s Separation from Service.

4.5 Form of Payment. Except as otherwise provided by Sections 7.4, 7.5 or 8.1, a Participant’s Deferral Account for a given Plan Year will be distributed in a lump sum or in two to 10 annual installments, in accordance with the Participant’s Deferral Election for that Plan Year.

4.6 Deferral Account. For each Plan Year for which a Participant makes a Deferral Election, there shall be established and maintained a separate Deferral Account in the name of the Participant for that Plan Year, to which shall be credited the amount of the Eligible Compensation deferred by such Participant for such Plan Year, and any earnings thereon, and from which shall be debited the amount of any losses thereon (such earnings and losses determined in accordance with Article 6) and the amount of any distributions made to the Participant therefrom.

4.7 Vesting. A Participant shall at all times be 100% vested in amounts credited to his or her Deferral Account.

4.8 Subsequent Changes to Payment Event or Form of Payment. The Committee may permit a Participant to change the Payment Event or form of payment (i.e., lump sum or installments) for his or her Deferral Account for a given Plan Year. In addition, the Committee may impose terms and conditions on the ability of a Participant to change such Payment Event or form of payment. Provided, however, that a Participant may elect to change the Payment Event or form of payment only if the election (a) is not made less than 12 months prior to the date of the first scheduled payment, (b) does not take effect until 12 months after the date on which such election is made, and (c) specifies that the payment with respect to which such election is made be deferred for a period of not less than five years from the date such payment would otherwise have been made (in the case of an election related to payment other than in the event of death or Disability).

4.9 Tandem Deferral Elections.

(a) For Plan Years beginning on or after January 1, 2012, a Participant may elect to make a Deferral Election that is coordinated with his or her election under the Home Properties’s 401(k) Plan. Such Deferral Election under the Plan shall indicate that the Participant authorizes a distribution from the Plan to be transferred to the Home Properties’s 401(k) Plan. Such transfer, if made, shall comply with the prohibition on contingent benefits set forth in Section 1.401(k)-1(e)(6) of the Treasury Regulations. In addition, the Participant must make an election with respect to the Home Properties’s 401(k) Plan to elect to defer the maximum amount he or she is permitted to defer without violation the ADP and/or ACP test. This election must be made prior to the beginning of the Plan Year to which it relates.

(b) At such time as Home Properties determines the maximum deferral amount a Participant in this Plan can defer under Home Properties’s 401(k) Plan without violation the ADP and/or ACP test applied to Home Properties’s 401(k) Plan, such amount will be transferred from this Plan to the Participant’s deferral subaccount under such plan. Any such elective deferrals shall be transferred into Home Properties’s 401(k) Plan by March 15th following the close of the calendar year to which they relate.

(c) The Committee shall limit any modifications to amounts deferred under this Plan in order to comply with Section 1.409A-2(a)(9) of the Treasury Regulations.

Article 5

Company Contributions

5.1 Company Contributions. The Company, with the express prior consent of the Committee, may make discretionary contributions to any Participant under this Plan at the times and in the amount(s) designated by the Committee, in its sole and absolute discretion. Amounts so credited will be considered a Participant’s “Company Contributions.”

5.2 Company Contribution Account. For each Plan Year for which a Company Contribution is credited to a Participant, there shall be established and maintained a separate Company Contribution Account in the name of the Participant to which shall be credited the amount of the Company Contribution and any earnings thereon, and from which shall be debited the amount of any losses thereon (such earnings and losses determined in accordance with Article 6) and the amount of any distributions made to the Participant therefrom.

5.3 Payment Event and Form of Payment. At the time that the Company makes a Company Contribution, it shall provide the Payment Event and form of payment for the Participant’s Company Contribution Account for the Plan Year. The Committee may allow Participants to designate the Payment Event or form of payment of a Company Contribution Account for a Plan Year, so long as such designation is made in accordance with the Applicable Guidance.

5.4 Vesting. Amounts credited to the Company Contribution Account shall become vested or forfeitable at such time or upon the occurrence of such events as the Committee may designate at the time the Company Contribution is made. Any Participant that experiences a Separation from Service prior to full vesting shall irrevocably forfeit the portion not vested at the time of Separation from Service. Notwithstanding the foregoing, if there is a Change of Control of Home Properties, or a Participant dies or incurs a Disability prior to vesting, all amounts credited to his or her Company Contribution Account shall become 100% vested.

Article 6

Maintenance of Accounts

6.1 Investment Directions of Participants for Accounts.

(a) Subject to such limitations, operating rules and procedures as may from time to time be required by law; imposed by the Committee or its designees; or contained elsewhere in the Plan, each Participant may communicate to the Investment Agent a direction (in accordance with Section 6.1(b)) as to how his or her Accounts should be deemed to be invested among such categories of investments as may be made available by the Committee hereunder. (Unless the Committee provides otherwise, the investments under this Plan shall be the same as the investments available under the Home Properties’s 401(k) Plan other than the Company Stock Fund.) The Participant’s investment directions shall designate the percentage (in any whole percent multiples) of the portion of the subsequent contributions to the Participant’s Accounts which is requested to be deemed to be invested in such categories of investments, and shall be subject to the rules set forth below. The Investment Agent shall invest the assets of the Participant’s Accounts in accordance with the directions of the Participant except to the extent that the Committee directs it to the contrary. The Committee has the authority but not the requirement, in its sole and absolute discretion, to direct that a Participant’s Accounts be invested among such investments as it deems appropriate and advisable, which investments need not be the same for each Participant.

(b) Any initial or subsequent investment direction shall be in writing to the Investment Agent on a form supplied by the Home Properties, or, as permitted by the Investment Agent, may be by oral designation and/or electronic transmission designation to the Investment Agent. A designation shall be effective as of the Designation Date next following the date the direction is received and accepted by the Investment Agent or as soon thereafter as administratively practicable, subject to the Committee’s right to override such direction. The Participant may, if permitted by the Committee, make an investment direction to the Investment Agent for his or her existing Accounts as of a Designation Date and a separate investment direction to the Investment Agent for contribution credits to his or her Accounts occurring after the Designation Date.

(c) All amounts credited to a Participant’s Accounts shall be invested in accordance with the then effective investment direction, unless the Committee directs otherwise. Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Accounts are distributed or forfeited in their entirety, or until a subsequent investment direction is received and accepted by the Investment Agent.

(d) If a Participant files an investment direction with the Investment Agent for his or her existing Accounts as of a Designation Date which is received and accepted by the Investment Agent and not overridden by the Committee, then the Participant’s existing Accounts shall be deemed to be reallocated as of the next Designation Date (or as soon thereafter as administratively practicable) among the designated investment funds according to the percentages specified in such investment direction. Unless otherwise changed by the Committee, an investment direction shall remain in effect until the Participant’s Accounts are distributed or forfeited in their entirety, or until a subsequent investment direction is received and accepted by the Investment Agent.

(e) If the Investment Agent receives an initial or subsequent investment direction with respect to Accounts which it deems to be incomplete, unclear or improper, or which is unacceptable for some other reason (determined in the sole and absolute discretion of the Investment Agent), the Participant’s investment direction for such Accounts then in effect shall remain in effect (or, in the case of a deficiency in an initial investment direction, the Participant shall be deemed to have filed no investment direction) until the Participant files an investment direction for such Accounts acceptable to the Investment Agent.

(f) If the Investment Agent does not possess valid investment directions covering the full balance of a Participant’s Accounts and/or subsequent contributions thereto (including, without limitation, situations in which no investment direction has been filed, situations in which the investment direction is not acceptable to the Investment Agent under Section 6.1(e), or situations in which some or all of the Participant’s designated investments are no longer permissible Plan investments), the Participant shall be deemed to have directed that the undesignated portion of the Accounts be invested in a money-market fund or similar short-term investment fund.

(g) None of the Company, or its directors and employees shall have any liability whatsoever for the investment of a Participant’s Accounts, or for the investment performance of a Participant’s Accounts. Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Company, its directors and employees (including, without limitation, each member of the Committee), and their agents and representatives, from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Accounts. The Investment Agent shall have no liability whatsoever for the investment of a Participant’s Accounts, or for the investment performance of a Participant’s Accounts, other than as a result of the failure to follow a valid and effective investment direction. Each Participant hereunder, as a condition to his or her participation hereunder, agrees to indemnify and hold harmless the Investment Agent, and its agents and representatives, from any losses or damages of any kind (including, without limitation, lost opportunity costs) relating to the investment of a Participant’s Accounts, other than as a result of the failure to follow a valid and effective investment direction.

(h) Each reference in this Section 6.1 to a Participant shall be deemed to include, where applicable, a reference to his or her Beneficiary.

6.2 Continued Investment of Undistributed Amounts. If the whole or any part of a Participant’s Accounts are to be paid in installments, the undistributed portion shall continue to be deemed to be invested pursuant to Article 6 under such procedures as the Committee may establish, in which case any deemed income, gain, loss or expense or tax allocable thereto shall be reflected in the installment payments, in such equitable manner as the Committee shall determine.

6.3 Accounting for Distributions. A distribution from one of a Participant’s Accounts shall be charged to the Account from which it is made.

6.4 Expenses and Taxes. Expenses, including Investment Agent fees, associated with the administration or operation of the Plan shall be paid by the Company from its general assets and not from Plan Accounts; provided, however, any check or processing fee imposed by a third-party administrator of the Plan with respect to a distribution to a Participant shall be the sole responsibility of that Participant, and such fee shall be deducted from that Participant’s distribution. In addition, taxes owed on a distribution shall be the sole responsibility of the Participant or Beneficiary to whom such distribution is made.

Article 7

Distribution of Benefits

7.1 Amount. The amount of any benefit payment due under this Plan shall generally be determined on the basis of the value of the Participant’s Deferral Account and vested Company Contribution Account as of the most recent valuation date practicable before distribution.

7.2 Installment Payment Calculation. In the event that a Participant’s Account is payable in installments, the amount of each installment shall be calculated using the fractional method (i.e., by multiplying the remaining balance by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining).

7.3 Generally. Except as otherwise provided by this Article 7, payment of a Participant’s Deferral Account or Contribution Account for a Plan Year shall be made in a lump sum, or two to 10 annual installments, in accordance with the Participant’s Deferral Election or Company designation, as applicable for that Account for that Plan Year, as follows:

(a) if the Participant elected for a Deferral Account to be paid upon the six-month anniversary of the Participant’s Separation from Service, or the Company designated a Company Contribution Account to be paid upon the six-month anniversary of the Participant’s Separation from Service, then subject to Section 7.4, payment shall be made or commence on the six-month anniversary of the Participant’s Separation from Service, or as soon as administratively practicable thereafter, but in no event later than 90 days thereafter; and

(b) if the Participant elected for a Deferral Account to be paid upon a specified date, or the Company designated a Company Contribution Account to be paid upon a specified date, then subject to Section 7.4, payment shall be made or commence on such specified date, or as soon as administratively practicable thereafter, but in no event later than December 31st of the year in which the specified date occurs.

7.4 Small Account Balances. If a Participant’s Accounts have a value less than $25,000 at the time of his or her Separation from Service, then the Participant’s entire Account shall be paid to him or her in a lump sum as soon as administratively practical following the six-month anniversary of the Participant’s Separation from Service, but in no event later than 90 days thereafter.

7.5 Payment in Event of Death or Disability. In the event the Participant dies or incurs a Disability, then the Participant’s Accounts shall be paid to the Participant (or in the case of the Participant’s death, to the Participant’s Beneficiary) in a lump sum as soon as administratively feasible following the date of the Participant’s death or Disability, but in no event later than 90 days thereafter.

7.6 Medium of Payment. Distributions from a Participant’s Accounts shall be made in cash.

7.7 Section 162(m) of the Code. As permitted by Applicable Guidance, if any scheduled payment to a Participant under this Plan during a taxable year of the Company would, in combination with other compensatory payments to that Participant during such year, result in the Participant’s compensation exceeding the $1 million cap under Section 162(m) of the Code, the Company shall defer payment to the first subsequent year when the Participant’s compensation will not exceed the $1 million cap. Such payments shall be made in a manner as consistent as possible with the Participant’s original Deferral Election.

Article 8

Change of Control

8.1 Payment in Event of Change of Control. In the event of a Change of Control of Home Properties, the balance of all Participants’ Accounts under the Plan as of the date of the Change of Control shall be paid to the Participants in a lump sum as soon as administratively feasible following the Change of Control, but in no event later than 90 days thereafter.

Article 9

Beneficiaries; Participant Data

9.1 Designation of Beneficiaries.

(a) Each Participant may designate from time to time any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant once filed with the Committee or its designee, shall be made on a form provided by the Committee or its designee for such purpose, and will be effective only when filed in writing with the Committee or its designee during the Participant’s lifetime.

(b) In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Committee or its designee shall direct distribution of any such benefit payment to the Participant’s spouse, if then living, but otherwise to the Participant’s then living descendants, if any, per stirpes, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Committee or its designee may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Committee or its designee, in its sole and absolute discretion, may direct the distribution of such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as it deems to be appropriate.

9.2 Information to Be Furnished By Participants and Beneficiaries; Inability to Locate Participants or Beneficiaries. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Company’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Committee shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the Committee sends notice in this fashion to any Participant or Beneficiary that he or she is entitled to an amount under the Plan and the Participant or Beneficiary fails to claim such amount or make his or her location known to the Committee within three years thereafter, then, except as otherwise required by law, the Committee may, in complete satisfaction of any claim by or through such Participant or Beneficiary, direct distribution as if the Participant or Beneficiary had died or, if the Committee cannot locate the person or persons who is the proper payee in the event of the Participant’s or Beneficiary’s death, may direct that the amount payable shall be deemed to be a forfeiture.

Article 10

Administration

10.1 Administrative Authority. The Committee shall administer the Plan. Except as otherwise specifically provided herein, the Committee shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the sole power, authority and discretion to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:

(a) establish, amend and rescind such rules and regulations relating to the Plan;

(b) determine the terms of any agreements or forms under the Plan;

(c) make determinations with respect to the eligibility of any person to be an Eligible Employee or Participant;

(d) make determinations concerning the crediting of Plan Accounts;

(e) determine the minimum or maximum amounts of Eligible Compensation that may be deferred for any Plan Year;

(f) resolve and determine all disputes or questions arising under the Plan, including without limitation determining the validity of any claim for benefits, and to remedy any ambiguities, inconsistencies or omissions in the Plan; and

(g) appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan.

10.2 Delegation. The Committee shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, including, but not limited to the Investment Agent, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or Committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. Further, the Committee may authorize one or more persons to execute any certificate or document on behalf of the Company, in which event any person notified by the Committee of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Company until such notified person shall have been notified of the revocation of such authority.

10.3 Conflict of Interest. No person with authority under the Plan (including without limitation a member of the Committee) who is also an Eligible Employee or Participant shall participate in a decision on any matter relating specifically to himself or herself. No Eligible Employee or Participant may be the sole member of the Committee.

10.4 Multiple Capacities. Any person or group of persons may serve in more than one capacity with respect to the Plan’s administration and without regard to whether such person or persons are officers, directors, employees, agents, or other representatives of the Company, or any person having an interest under the Plan.

10.5 Liability. The Company, the Committee and any persons to whom responsibilities have been delegated in connection with the administration of the Plan shall not be liable to any person for any act or failure to act except to the extent, and only to the extent, that liability is required by law. No person shall be deemed to be a fiduciary with respect to the Plan. The Company, from its own funds, may indemnify any person for liabilities incurred by him or her in connection with the Plan.

10.6 Claims Procedure.

(a) The Committee shall establish procedures for reviewing claims for benefits under the Plan. Such procedures shall be administered so as to comply with regulations issued by the Department of Labor to the extent that such regulations are applicable to the particular claim at issue. Any Claimant shall have the right to be represented by another person in connection with his or her benefit claim, provided that the Committee is provided with satisfactory evidence that the representative has been authorized to act on behalf of the Claimant. The Committee and its authorized designees have the authority and discretion to administer and interpret the Plan and to decide claims for benefits, and their decisions are binding on all parties to the maximum extent permitted by law.

(b) A Claimant shall present the claim, in writing, to the Committee, and the Committee shall respond in writing. If the claim is denied, the written notice of denial shall, in a manner calculated to be understood by the Claimant: (i) state the specific reason or reasons for the denial, with specific references to the Plan provisions on which the denial is based; (ii) describe any additional material or information necessary for the Claimant to perfect his or her claim and explain why such material or information is necessary; (iii) explain the Plan’s claims review procedure; and (iv) state that the Claimant has a right to file suit under Section 502(a) of ERISA if the claim is denied on appeal. In the event of a claim for Disability benefits, the notice shall also identify any internal protocol, policy or guideline relied upon or state that such a protocol, policy or guideline was relied upon and will be provided free of charge upon request, and provide an explanation of any scientific or clinical judgment underlying a “medical necessity” or “experimental treatment” determination (if any) or a statement that such a determination was made and that an explanation will be provided free of charge upon request.

(c) The written notice denying or granting the Claimant’s claim shall be provided to the Claimant within 90 days (45 days, in the event of a claim for Disability benefits) after the Committee’s receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished by the Committee to the Claimant within the initial 90-day period (45-day period, in the event of a claim for Disability benefits) and in no event shall such an extension exceed a period of 90 days from the end of the initial 90-day period (provided that, in the case of a claim for Disability benefits, the initial extension shall not continue past the 30th day after the expiration of the original 45-day period, with a second 30-day extension available upon proper notice if necessary). Any extension notice shall indicate the special circumstances requiring the extension and the date on which the Committee expects to render a decision on the claim, and in the case of a claim for Disability benefits, shall specify the standards under which entitlement to benefits will be decided, the unresolved issues remaining, and the additional information needed to resolve those issues, and shall grant the Disability claimant at least 45 days to supply the necessary additional information.

(d) Any Claimant whose claim is denied and who wishes to appeal must, within 60 days after the Claimant’s receipt of notice of the denial, request a review of the denial by notice given, in writing, to the Committee. Upon such a request for review, the claim shall be given a full and fair review by the Committee, which may, but shall not be required to, grant the Claimant a hearing. In connection with the review, the Claimant may have representation, may examine and receive copies (free of charge) of pertinent documents upon request, and may submit issues and comments in writing. The Committee shall consider all information and arguments presented, regardless of whether they were included in the initial claim. In the event of a claim for Disability benefits, the decision on review shall be made by a named fiduciary independent of the person who denied the original claim, and that reviewing fiduciary shall not defer to the initial review, shall provide for an independent medical review of any medical judgments, and shall identify any medical or vocational experts whose advice was obtained in connection with the claim. The Committee may choose to have one or more members decide the initial claim and then recuse themselves from the appellate process or may make other arrangements to ensure an independent review of Disability claims.

(e) The decision on review normally shall be made and communicated to the Claimant in writing within 60 days (45 days, in the event of a claim for Disability benefits) of the Committee’s receipt of the request for review. If an extension of time is required due to special circumstances, the Claimant shall be notified, in writing, by the Committee, and the time limit for the decision on review shall be extended to up to 120 days (90 days, in the event of a claim for Disability benefits). The written decision on review shall, in a manner calculated to be understood by the Claimant: (i) state the reasons for the decision; (ii) cite pertinent Plan provisions; (iii) inform the Claimant that he or she is entitled, upon request and free of charge, reasonably to review and receive copies of relevant documents, and (iv) inform the Claimant of his or her right to bring suit under Section 502(a) of ERISA now that his or her claim has been denied on appeal. In the event of a claim for Disability benefits, the notice shall also identify any internal protocol, policy or guideline relied upon or state that such a protocol, policy or guideline was relied upon and will be provided free of charge upon request, and provide an explanation of any scientific or clinical judgment underlying a “medical necessity” or “experimental treatment” determination (if any) or a statement that such a determination was made and that an explanation will be provided free of charge upon request, and contain such other information as is required by the Department of Labor regulations. All decisions on review shall be final and binding with respect to all concerned parties.

(f) Notwithstanding the foregoing, unless otherwise required by law, the special rules applicable to Disability claims shall not apply if the Plan terms or the Committee’s uniformly-applicable policy require reliance exclusively on determinations by the entity responsible for deciding such matters under Home Properties’s long-term disability plan or determinations by the Social Security Administration when deciding whether or not a Participant is Disabled.

(g) No person shall be entitled to file suit for benefits under this Plan until he or she has exhausted all of the administrative remedies set forth in this Section 10.6.

Article 11

Amendment & Termination

11.1 Right to Amend. Home Properties shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a right accrued hereunder prior to the date of the amendment and no such amendment shall cause the Plan to violate the Applicable Guidance.

11.2 Employer’s Right to Terminate or Suspend Plan. Home Properties reserves the right to terminate the Plan and/or its obligation to make further credits to Participants’ Accounts. Home Properties also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time. Notwithstanding the foregoing, the termination or suspension of the Plan will not cause the accelerated payment of Participants’ Accounts unless such payment complies with the Applicable Guidance.

Article 12

Miscellaneous

12.1 ERISA Status of Plan. The Plan is intended to be (a) a plan that is not qualified within the meaning of Section 401(a) of the Code and (b) a plan that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employee” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. All Accounts and all credits and other adjustments to such Accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of amounts to be paid under the Plan. No Accounts, credits or other adjustments under the Plan shall be interpreted as an indication that any benefits under the Plan are in any way funded.

12.2 Section 409A of the Code. It is intended that the Plan (including all amendments thereto) comply with provisions of the Applicable Guidance, so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Participants. The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent. If under this Plan, an amount is to be paid in two or more installments, for purposes of the Applicable Guidance, each installment shall be treated as a separate payment.

12.3 Withholding Taxes.

(a) For each Plan Year in which a Deferral Election is being withheld from a Participant, the Company shall withhold from that portion of the Participant’s compensation that is not being deferred, in a manner determined in the sole discretion of the Company, the Participant’s share of FICA and other employment taxes on the amount of the Participant’s Eligible Compensation being deferred. If necessary, the Company may reduce all or a portion of the Participant’s Eligible Compensation being deferred in order to comply with this Section 12.3(a).

(b) When a Participant becomes vested in a portion of his or her Company Contribution Account, the Company shall withhold from the Participant’s compensation that is not deferred, in a manner determined in the sole discretion of the Company, the Participant’s share of FICA and other employment taxes on such vested Company Contribution Account. If necessary, the Company may reduce all or a portion of the Participant’s Eligible Compensation being deferred in order to comply with this Section 12.3(b).

(c) For each Plan Year in which earnings are credited on the vested balance of a Participant’s Accounts, the Company shall withhold from the Participant’s compensation that is not deferred, in a manner determined in the sole discretion of the Company, the Participant’s share of FICA and other employment taxes on such credited earnings. If necessary, the Company may reduce all or a portion of the Participant’s Eligible Compensation being deferred in order to comply with this Section 12.3(c).

(d) The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable federal, state and local income, employment and other taxes required to be withheld by the Company with respect to such payment, in a manner determined in the sole discretion of the Company, provided that such manner complies with applicable tax withholding requirements, or, to the extent permissible under the Applicable Guidance, may require the Participant to pay to the Company such taxes prior to and as a condition of the making of such payment.

12.4 No Guarantee of Tax Consequences. No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable to any amounts deferred under the Plan, or paid to or for the benefit of a Participant or Beneficiary under the Plan, or that such tax treatment will apply to or be available to a Participant or Beneficiary on account of participation in the Plan.

12.5 No Right to Continued Employment or Service. Participation in the Plan shall not give any Participant the right to remain in the employment or service of the Company. The Company reserves the right to terminate the employment or service of a Participant at any time.

12.6 Construction. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the Plan.

12.7 No Assignment. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto.

12.8 Other Plans and Agreements. Nothing in this Plan gives any person rights to compensation to which he or she would not otherwise be entitled, nor does any provision of this Plan expand or otherwise alter a Participant’s rights under any other plan or agreement.

12.9 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of New York, except as superseded by applicable federal law.

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